AMENDED DISTRIBUTION PLAN
                             PURSUANT TO RULE 12b-1
                                       OF
                       REGIONS MORGAN KEEGAN SELECT FUNDS
                                       FOR
                                CLASS C SHARES OF
          REGIONS MORGAN KEEGAN SELECT LIMITED MATURITY GOVERNMENT FUND
                 REGIONS MORGAN KEEGAN SELECT FIXED INCOME FUND
         REGIONS MORGAN KEEGAN SELECT INTERMEDIATE TAX EXEMPT BOND FUND
                   REGIONS MORGAN KEEGAN SELECT BALANCED FUND
                 REGIONS MORGAN KEEGAN SELECT MID CAP VALUE FUND
                     REGIONS MORGAN KEEGAN SELECT VALUE FUND
                    REGIONS MORGAN KEEGAN SELECT GROWTH FUND
              AND REGIONS MORGAN KEEGAN SELECT MID CAP GROWTH FUND


     WHEREAS, Regions Morgan Keegan Select Funds (the "Trust") is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has ten distinct series of shares of beneficial interest;

     WHEREAS, the Trust has adopted a plan of distribution pursuant to Rule 12b-1 under the 1940, effective February 26, 1992, and amendments thereto, with respect to certain of its series ("Plan");

     WHEREAS, the Trust desires to amend its Plan in its entirety as set forth herein in this amended plan of distribution ("Amended Plan");

     WHEREAS, this Amended Plan relates to the Class C shares of the Regions Morgan Keegan Select Limited Maturity Government Fund; Regions Morgan Keegan Select Fixed Income Fund; Regions Morgan Keegan Select Intermediate Tax Exempt Bond Fund; Regions Morgan Keegan Select Balanced Fund; Regions Morgan Keegan Select Mid Cap Value Fund; Regions Morgan Keegan Select Value Fund; Regions Morgan Keegan Select Growth Fund; and Regions Morgan Keegan Select Mid Cap Growth Fund (each a "Fund"); and

     WHEREAS, the Trust has entered into an Underwriting Agreement with Morgan Keegan & Company, Inc. ("Morgan Keegan") pursuant to which Morgan Keegan has agreed to serve as Distributor of the Class C shares of each Fund of the Trust;

     NOW THEREFORE, the Trust hereby adopts this Amended Plan with respect to the Class C shares of each Fund in accordance with Rule 12b-1 under the 1940 Act.

     1. A. The following Funds of the Trust are authorized to pay to Morgan Keegan, as compensation for Morgan Keegan's services as Distributor of the Funds' Class C shares, distribution fees (on an annualized basis) of the average daily net assets of the Funds' Class C shares. Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine as set forth below:

      Regions Morgan Keegan Select Limited Maturity Government Fund    0.75%
      Regions Morgan Keegan Select Fixed Income Fund                   0.75%
      Regions Morgan Keegan Select Intermediate Tax Exempt Bond Fund   0.75%
      Regions Morgan Keegan Select Balanced Fund                       0.75%
      Regions Morgan Keegan Select Mid Cap Value Fund                  0.75%
      Regions Morgan Keegan Select Value Fund                          0.75%
      Regions Morgan Keegan Select Growth Fund                         0.75%
      Regions Morgan Keegan Select Mid Cap Growth Fund                 0.75%


          B. Any series hereafter established is authorized to pay to Morgan Keegan, as compensation for Morgan Keegan's services as Distributor of the Funds' Class C shares, distribution fees in the amounts to be agreed upon in a written distribution fee addendum to this Amended Plan (a "Distribution Fee Addendum") executed by the Trust on behalf of such series. All such Distribution Fee Addenda shall provide that they are subject to all terms and conditions of this Amended Plan.

          C. The distribution fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Article III, Section 26(d) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD") remain in effect and apply to distributors or dealers in the Trust's shares, the amounts paid hereunder shall not exceed those limitations, including permissible interest.

          D. Any Fund may pay a distribution fee to Morgan Keegan at a lesser rate than the fees specified above, as agreed upon by the Board and Morgan Keegan and as approved in the manner specified in Paragraph 7 of this Amended Plan.

     2. Morgan Keegan may spend the fees it receives pursuant to paragraph 1 of this Amended Plan and/or its other resources on any activities or expenses primarily intended to result in the sale of the Trust's shares, including but not limited to, compensation to investment executives or other employees of Morgan Keegan, and independent dealers; compensation to and expenses, including overhead and telephone expenses, of employees who engage in or support distribution of shares; printing of prospectuses, statements of additional information and reports for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials. The amount of the fees payable by the Trust to Morgan Keegan under paragraph 1 hereof is not related directly to expenses incurred by Morgan Keegan in serving as Distributor, and this paragraph 2 neither obligates the Trust to reimburse Morgan Keegan for such expenses nor obligates Morgan Keegan to incur expenses equal to or in excess of the fees it receives.

     3. This Amended Plan shall not take effect with respect to the Class C shares of any Fund until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those trustees of the Trust who are not "interested persons" of the Trust, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Amended Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Amended Plan and such related agreements; and until the trustees who approve the Amended Plan with respect to such Funds' Class C shares have, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the 1940 Act, concluded that there is a reasonable likelihood that the Amended Plan will benefit the Trust and the Funds' shareholders.

     4. This Amended Plan shall continue in effect for a period of one year from the date of execution of this Amended Plan and shall continue in full force and effect thereafter for successive periods of up to one year, for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Amended Plan in paragraph 3.

     5. Any person authorized to direct the disposition of monies paid or payable by any Fund pursuant to this Amended Plan or any related agreement shall provide to the Trust's Board of Trustees and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     6. This Amended Plan may be terminated with respect to the Class C shares of any Funds at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the "outstanding voting securities" (as defined in the 1940 Act). The fees set forth in paragraph 1 hereof will be paid by the Trust to Morgan Keegan unless and until either the Amended Plan or Underwriting Agreement is terminated or not renewed. If either the Amended Plan or Underwriting Agreement is terminated or not renewed, expenses incurred by Morgan Keegan in connection with providing services thereunder in excess of the fees specified in paragraph 1 hereof which Morgan Keegan has received or accrued through the termination date are the sole responsibility and liability of Morgan Keegan, and are not obligations of the Trust.

     7. This Amended Plan may not be amended with respect to the Class C shares of any series to increase materially the amount of distribution fees provided for in paragraph 1 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Class C shares of any Fund, and no material amendment to the Amended Plan shall be made with respect to the Class C shares of any Fund unless such amendment is approved in the manner provided for approval in paragraph 3 hereof.

     8. While this Amended Plan is in effect, the selection and nomination of trustees of the Trust who are not interested persons of the Trust, as defined in the 1940 Act, shall be committed to the discretion of the trustees who are themselves not interested persons of the Trust, as defined in the 1940 Act.

     9. The Trust shall preserve copies of this Amended Plan and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Amended Plan, the first two years in an easily accessible place.

     10. This Amended Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the Trust has executed this Amended Plan as of the day and year set forth below.

Dated:  August 23, 2004             REGIONS MORGAN KEEGAN SELECT FUNDS




                                    By:/s/ Charles D. Maxwell
                                       -----------------------------------------
                                       Name:  Charles D. Maxwell
                                       Title:  Secretary and Assistant Treasurer